Capital Group Central Cash FundSM Registration Statement Part A Supplement October 1, 2020 (for prospectus dated February 1, 2020, as supplemented to date)

1. The first paragraph following the heading “Valuing shares” in the “Purchase and sale of shares” section of the Registration Statement Part A is amended to read as follows:

Valuing shares The net asset value of each share class of the fund is the value of a single share of that class. The net asset value per share is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open. If the New York Stock Exchange makes a scheduled (e.g. the day after Thanksgiving) or an unscheduled close prior to 4 p.m. New York time, the net asset value of the fund will be determined at approximately the time the New York Stock Exchange closes on that day. If on such a day market quotations and prices from third-party pricing services are not based as of the time of the early close of the New York Stock Exchange but are as of a later time (up to approximately 4 p.m. New York time), for example because the market remains open after the close of the New York Stock Exchange, those later market quotations and prices will be used in determining the fund’s net asset value. The fund may also calculate its share price on days the New York Stock Exchange is closed, consistent with applicable regulatory guidance.

2. The fourth paragraph following the heading “Valuing shares” in the “Purchase and sale of shares” section of the Registration Statement Part A is amended to read as follows:

Your shares will be purchased at the net asset value or sold at the net asset value next determined after American Funds Service Company receives your request, provided that your request contains all information and legal documentation necessary to process the transaction. Orders in good order received after the New York Stock Exchange closes (scheduled or unscheduled) will be processed at the net asset value (plus any applicable sales charge) calculated on the following business day.

Keep this supplement with your prospectus.

Lit. No. MFGEBS-442-1020P CGD/AFD/10039-S82036

Capital Group Central Fund SeriesSM
(Capital Group Central Cash FundSM)

Registration Statement Part B
Supplement

October 1, 2020

(for statement of additional information dated February 1, 2020, as supplemented to date)

The second paragraph in the “Price of shares” section of the Registration Statement Part B is amended to read as follows:

The price you pay for shares, the offering price, is based on the net asset value per share which is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open. If the New York Stock Exchange makes a scheduled (e.g. the day after Thanksgiving) or an unscheduled close prior to 4 p.m. New York time, the net asset value of the fund will be determined at approximately the time the New York Stock Exchange closes on that day. If on such a day market quotations and prices from third-party pricing services are not based as of the time of the early close of the New York Stock Exchange but are as of a later time (up to approximately 4 p.m. New York time), for example because the market remains open after the close of the New York Stock Exchange, those later market quotations and prices will be used in determining the fund’s net asset value. The fund may also calculate its share price on days the New York Stock Exchange is closed, consistent with applicable regulatory guidance.

Orders in good order received after the New York Stock Exchange closes (scheduled or unscheduled) will be processed at the net asset value (plus any applicable sales charge) calculated on the following business day. The New York Stock Exchange is currently closed on weekends and on the following holidays: New Year’s Day; Martin Luther King Jr. Day; Presidents’ Day; Good Friday; Memorial Day; Independence Day; Labor Day; Thanksgiving; and Christmas Day.

Keep this supplement with your statement of additional information.

Lit. No. MFGEBS-447-1020O CGD/10149-S82040